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                                                                      EXHIBIT 11

                      ANNUITY AND LIFE RE (HOLDINGS), LTD.
            STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE
                                   UNAUDITED
         (EXPRESSED IN UNITED STATES DOLLARS EXCEPT FOR SHARE AMOUNTS)

                                                         THREE MONTHS ENDED          SIX MONTHS ENDED
                                                   ------------------------------    ----------------
                                                   JUNE 30, 1999    JUNE 30, 1998      JUNE 30,1999
                                                   -------------    -------------    ----------------
Net Income:......................................   $ 8,746,242      $ 3,575,011       $17,228,523
Net average number of common shareholders
  outstanding....................................    25,499,999       21,016,483        25,499,999
Weighted average number of common shares
  outstanding including shares issuable from
  exercise of options and warrants...............    27,114,771       22,405,132        27,148,654
Earnings per share...............................   $      0.34      $      0.17       $      0.68
Earnings per share assuming dilution.............   $      0.32      $      0.16       $      0.63
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